Certificate of Designation of Series F
                           Convertible Preferred Stock
                                       of
                             OBJECTSOFT CORPORATION


It is certified that:

A. The name of the corporation is ObjectSoft Corporation, a Delaware corporation (hereinafter the "Company").

B. The certificate of incorporation of the Company, as amended, authorizes the issuance of Five Million (5,000,000) shares of Preferred Stock, $.0001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted the following resolutions creating a class of Series F Preferred Stock:

         RESOLVED, that a portion of the Five Million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated as a separate series possessing the rights and preferences set forth below:

         1. Designation and Amount. The shares of such series shall have a par value of $.0001 per share and shall be designated as "Series F Preferred Stock" (the "Series F Preferred Stock") and the number of shares constituting the Series F Preferred Stock shall be 25,000. The Series F Preferred Stock shall be offered for sale at a purchase price of $100 per share (the "Purchase Price").

         2. Dividends. Subject to the rights of the holders of the Company's Series E Convertible Preferred Stock ("Series E Preferred Stock"), the holders of the outstanding shares of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate of six percent of the Purchase Price. Such dividends shall be deemed to accrue on the Series F Preferred Stock and be cumulative, whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. All dividends declared upon the Series F Preferred Stock shall be declared pro rata per share. Subject to the rights of the holders of the Series E Preferred Stock, if there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart with respect to any other class of the Company's capital stock, now or hereafter outstanding. All accrued dividends shall be immediately due and payable on the date such shares of Series F Preferred Stock are converted into shares of Common Stock, par value $.0001 per share ("Common Stock") in accordance with Section 5 hereof, or are redeemed in accordance with Section 6 hereof. Dividends may be paid in cash or additional registered shares of Common Stock of the Company, as may be determined, from time to

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time, in the sole discretion of the Board of Directors. The Company shall not be required to pay any dividends on the outstanding shares of the Series F
Preferred Stock prior to the Conversion Date and/or Redemption Date (as defined below) for such shares.

                  For purposes of this Certificate, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of Common Stock or other equity securities of the Company (other than redemptions set forth in Section 6 below or repurchases of Common Stock or other equity securities held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property payable other than in shares of Common Stock or other equity securities of the Company.

         3.       Liquidation, Dissolution or Winding Up

                  (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to Common Stock or any other series of capital stock (except with respect to holders of the Company's Series E Preferred Stock which shall have senior liquidation preferences to holders of the Series F Preferred Stock), holders of each share of Series F Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, such amount per share of Series F Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 plus all accrued dividends and liquidated damages, if any (collectively, the "Liquidation Amount").

                  (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Series F Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Series F Preferred Stock held by them upon such distribution if all amounts payable on or which respect to said shares were paid in full.

                  (c) After the payment of the Liquidation Amount shall have been made in full to the holders of the Series F Preferred Stock or in the event the holders cannot be located by the Company funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series F Preferred Stock so as to be available for such payments, the holders of the Series F Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.


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                  (d) The holders of Series F Preferred Stock shall have no
priority or preference with respect to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Company and such persons.

         4. Voting Rights. Except as otherwise required by law, and except as set forth in Section 8 of this Certificate, the holders of Series F Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

         5. Conversion Rights for the Series F Preferred Stock. The holders of Series F Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

                  (a) Right to Convert. No shares of Series F Preferred Stock may be converted prior to the date (the "First Conversion Date") which is the earlier of (i) the effective date of the registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series F Preferred Stock, and (ii) the ninetieth day after the closing date (the "Closing Date") of the issuance of the Series F Preferred Stock. During the thirty-day period beginning on the First Conversion Date, up to one-third of the number of shares of Series F Preferred Stock then outstanding may be converted, at the option of the holders thereof, and during each thirty-day period thereafter, an additional one-third of the shares of Series F Preferred Stock issued on the Closing Date may be converted, on a cumulative (by taking into account the number of unconverted shares of Preferred Stock which were permitted to be converted during the prior thirty-day periods) and pro rata basis, at the option of the holders thereof, subject to Sections 5(c) and 6 hereof.

                  (b) Conversion Rate. Each share of Series F Preferred Stock may be converted into the number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula ("Conversion Rate"):

         The number of shares issuable upon conversion of one share of Series F Preferred Stock shall be determined by dividing the Purchase Price by the Conversion Price, where:

                           (i)  The Purchase Price is defined in Section 1
 hereof;

                           (ii) the Conversion Price equals the lesser of (x)
0.80 times the average Closing Bid Price, as that term is defined below, of the Common Stock for the five trading days ending on the day prior to the Conversion Date, as defined below, or (y) the Maximum Price, as that term is defined below;

                           (iii) for purposes hereof, the term "Closing Bid
Price" shall mean for any
security as of any date, the last closing bid price for such security on the Nasdaq Stock Market as reported by Bloomberg, L.P., or, if the Nasdaq Stock Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading

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market where such security is listed or traded as reported by Bloomberg, L.P., or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the OTC Electronic Bulletin Board for such security as reported by Bloomberg, L.P., or the last closing trade price of such security as reported by Bloomberg, L.P., or, if no last closing bid or trade price is reported for such security by Bloomberg, L.P., the closing bid price shall be determined by reference to the closing bid price as reported on the principal trading market, and if not so reported shall be determined from the average of the bid prices of any market makers for such security as reported in the "pink sheets" published by the National Quotation Bureau, Inc. If the closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the closing bid price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two thirds of the outstanding shares of Series F Preferred Stock. For purpose hereof, the term "Maximum Price" shall mean 1.25 times the Closing Bid Price of the Common Stock on the last trading day prior to the Closing Date.

                           (iv) In the event the Common Stock is delisted from
the Nasdaq SmallCap Market and continues to be so delisted on the Conversion Date, the Conversion Price shall be equal to 0.80 times the average Closing Bid Price of the Common Stock for the last five trading days prior to the termination of trading, 0.80 times the average Closing Bid Price of the Common Stock for the last five trading days prior to the Conversion Date or the Maximum Price, whichever is the least.

                  (c) Forced Conversion. In the event the holders of the Series F Preferred Stock have not exercised the Conversion Rights set forth herein within two years after the date of issuance of the Series F Preferred Stock, the Series F Preferred Stock shall automatically be converted as if the holder had exercised their Conversion Rights. In addition, in the event the Company closes on a public offering of its shares of Common Stock at a price per share equal to or greater than two times the Maximum Price, then at the election of the Company given by written notice, each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock on the date ("Offering Conversion Date") which is seven business days prior to the scheduled closing date of such public offering at the applicable Conversion Rate above and the Offering Conversion Date shall be deemed the Conversion Date with respect to such shares.

                  (d) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series F Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series F Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

                  (e) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision,

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combination, reclassification or exchange of shares provided for in Section 5(d)
above), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and/or assets to any other person or entity (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series F Preferred Stock shall thereafter be entitled to receive upon conversion of the Series F
Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series F Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series F Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the number of shares issuable upon conversion of the Series F Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  (f) Certificate as to Adjustments; Notice by Company. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series F Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series F Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series F Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series F Preferred Stock.

                  (g) Exercise of Conversion Rights. Holders of Series F Preferred Stock may exercise their right to convert the Series F Preferred Stock by telecopying an executed and completed Notice of Conversion to the Company and delivering the original Notice of Conversion in the form annexed hereto as Exhibit A ("Notice of Conversion") and the certificate representing the Series F Preferred Stock by express courier. Each business date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date." Such holders of Series F Preferred Stock which have sent a Notice of Conversion to the Company shall deliver the originally executed Series F Preferred Stock certificates to the Company within three business days from the Conversion Date. The Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series F Preferred Stock (together with the certificates representing the Series F Preferred Stock not so converted) to the holder thereof via express courier, by electronic transfer or otherwise, within three business days after the Company has received the original Notice of Conversion and Series F Preferred Stock certificate being so converted. In addition to any other remedies which may be available to the holders of shares of Series F Preferred Stock, in the event that the Company fails to deliver, or has failed to contact its transfer agent within two

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business days to deliver, such shares of Common Stock within such three business day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series F Preferred Stock certificates representing the portion of the Series F Preferred Stock converted shall be delivered as follows:

         To the Company:            ObjectSoft Corporation
                                    Continental Plaza III
                                    433 Hackensack Avenue
                                    Hackensack,  New Jersey 07601

                  Fax:              (201) 343-0056

         In the event that shares representing the Common Stock issuable upon conversion of the Series F Preferred Stock (the "Conversion Shares") are not delivered by the Company, within three business days of receipt by the Company of the original Notice of Conversion and the Series F Preferred Stock certificates to be converted, the Company shall pay to the holders thereof, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of Series F Preferred Stock sought to be converted, $1,000 for each of the first ten days and $2,000 per day thereafter that the Conversion Shares are not delivered, which liquidated damages shall run from the fourth business day after the Conversion Date provided that the Company shall not be responsible for or required to pay such liquidated damages if such failure to deliver or convert was not caused by any actions or omissions of the Company or counsel to the Company. Any and all payments required pursuant to this paragraph shall be payable in cash.

                  (h) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series F Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series F Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series F Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series F Preferred Stock if the holder contemporaneously requests the Company to convert such Series F Preferred Stock into Common Stock.

                  (i) Fractional Shares. No shares of Common Stock shall be issued upon conversion of shares of Series F Preferred Stock. In lieu of any fractional share to which the holder would be entitled for this paragraph, the Company shall pay cash in an amount equal to the same fraction of the Conversion Price of one share of Common Stock

                  (j) Partial Conversion. In the event some but not all of the shares of Series F Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company,

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a new certificate representing the number of shares of Series F Preferred Stock which were not converted.

                  (k) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series F Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series F Preferred Stock, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         6.       Redemption.

                  (a) The Company may redeem any or all of the outstanding shares of the Series F Preferred Stock on any date (the "Redemption Date") set by the Board of Directors of the Company for such redemption at any time at the Redemption Price, as that term is defined below, for each share of Series F Preferred Stock, to be paid in cash on the Redemption Date, provided, that (except as hereinafter provided) the Company shall not send a Redemption Notice, as that term is defined below, to any of the holders of Series F Preferred Stock, unless it has good and clear funds, for payment of the Redemption Price for the shares of Series F Preferred Stock it intends to redeem, in a bank account controlled by the Company, and provided further, however, that in the event the redemption is to be made simultaneously with the closing of a public offering of the Company, then the Company may send a Redemption Notice even if it does not have such good and clear funds, but not earlier than on the day prior to the date the public offering is priced.

                  (b) The Redemption Price shall be calculated as follows:

                           (i)      if the Redemption Date occurs seventy-five
days or less after the Closing Date, the Redemption Price shall be an amount equal to 108% of the Purchase Price, plus an amount equal to all accrued but unpaid dividends, whether or not declared, to but excluding the Redemption Date;

                           (ii)     if the Redemption Date occurs more than
seventy-five days but not more than one hundred and thirty-five days after the Closing Date, the Redemption Price shall be an amount equal to 113% of the Purchase Price, plus an amount equal to all accrued but unpaid dividends, whether or not declared, to but excluding the Redemption Date;

                           (iii) if the Redemption Date occurs more than one
hundred and thirty-five days but not more than one hundred and eighty days after the Closing Date, the Redemption Price shall be an amount equal to 118% of the Purchase Price, plus an amount equal to all accrued but unpaid dividends, whether or not declared, to but excluding the Redemption Date;

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                           (iv) if the Redemption Date occurs more than one
hundred and eighty days after the Closing Date, the Redemption Price shall be an amount equal to the greater of (x) 118% of the Purchase Price, plus an amount equal to all accrued but unpaid dividends, whether or not declared, to but excluding the Redemption Date or (y) the Full Economic Benefit (as hereinafter defined) that the holders of the Series F Preferred Stock would derive from exercising their Conversion Right and selling the Common Stock on the date of the Redemption Notice. For the purposes of this Agreement, the term Full Economic Benefit shall mean an amount equal to the number of shares issuable upon conversion of such shares of Series F Preferred Stock on the Redemption Date multiplied by the average Closing Bid Price of the Common Stock, for the last five trading days immediately prior to the Redemption Date;

                  (c) The Redemption Price shall be payable in cash. If fewer than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the redemption shall be pro rata among the holders of the Series F Preferred Stock based upon the number of shares held by such holders and subject to such other provisions as may be determined by the Board of Directors of the Company.

                  (d) Five days prior to the Redemption Date, the Company shall send, by facsimile transmission and by first class mail, postage prepaid, a notice (the "Redemption Notice") to each holder of Series F Preferred Stock, which notice shall contain all instructions and materials necessary to enable such holders to tender Series F Preferred Stock pursuant to the redemption. Such notice shall (i) state that a redemption is being effected, (ii) specify the Redemption Date, (iii) state that holders will be required to surrender the certificate or certificates representing such shares, properly endorsed, in the manner and at the place specified in the notice prior to the close of business on the business day prior to the Redemption Date, (iv) state that holders may convert up to a maximum of 20% of their shares of Series F Preferred Stock into shares of Common Stock, provided that, the Company receives the Notice of Conversion within twenty-four hours from the time the Redemption Notice was received by such holder and that all other shares shall be deemed to have been redeemed by the Company on the Redemption Date at the Redemption Price plus all accrued but unpaid dividends whether or not declared. In the event the Company fails to deliver the Redemption Price plus accrued and unpaid dividends on or before (i) six days after the date of the Redemption Notice or (ii) in the event the redemption is made simultaneously with the closing of a public offering of the Company, six days after the closing date of such public offering, the Redemption Notice shall be null and void and the Company will relinquish its Redemption rights provided by this section.

                  (e) On the Redemption Date, unless the Company defaults in the payment for the shares of Series F Preferred Stock tendered pursuant to the redemption, dividends will cease to accrue with respect to the shares of Series F Preferred Stock tendered. All rights of holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Redemption Date.
                  (f) After receipt of the Redemption Notice, the holders of Series F Preferred Stock may convert up to a maximum of 20% of their shares of Series F Preferred Stock into shares

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of Common Stock, provided that the Company receives the Notice of Conversion within twenty-four hours from the time the Redemption Notice was received by such holder.

                  (g) The Company may, at its option, at any time after the mailing of the Redemption Notice pursuant to Section 6 (d) above, deposit the aggregate amount payable upon redemption of the Series F Preferred Stock with a bank or trust company (the "Depositary") having its principal office in New York, New York, and having a combined capital and surplus (as shown by its then most recently published financial statement) of at least $200,000,000, designated by the Board of Directors of the Company, to be held in trust by the Depositary for payment to the holders of the shares to be redeemed. Upon such deposit, the Company shall be released and discharged from any obligation to pay the Redemption Price of the shares to be redeemed, and the holders of the shares instead shall have the right to receive from the Depositary only, and not from the Company, the amount payable upon redemption of the shares on surrender to the Depositary of the certificates representing the shares. Any money so deposited with the Depositary that is not claimed after one year from the Redemption Date shall be repaid to the Company by the Depositary on demand, and the holder of any of the shares shall thereafter look only to the Company for any payment to which the holder may be entitled. Any interest which accrues on money deposited with the Depositary shall belong to the Company and shall be paid to the Company from time to time by the Depositary.

                  (h) Any Series F Preferred Stock redeemed or purchased by the Company shall be canceled and shall have the status of authorized and unissued shares of preferred stock, without designation as to class or series.

         7. No Reissuance of Series F Preferred Stock. Any share or shares of Series F Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable by the Company as Series F Preferred Stock.

         8.       Restrictions and Limitations

                  (a) Amendments to Charter. The Company shall not amend its certificate of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series F Preferred Stock if such amendment would:

                           (i) change the relative seniority rights of the
holders of Series F Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series F Preferred Stock;

                           (ii) reduce the amount payable to the holders of
Series F Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series F Preferred Stock to the

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rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Series F Preferred Stock;

                           (iii) cancel or modify the conversion rights of the
holders of Series F Preferred Stock provided for in Section 5 herein; or

                           (iv) cancel or modify the rights of the holders of
the Series F Preferred Stock provided for in this Section 8.

         9. Notices of Record Date. In the event of:

                  (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series F Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten days prior to the date specified in such notice on which such action is to be taken.

         10. Certificate of Incorporation. The statements contained in the foregoing, creating and designating the said Series F issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations and restrictions shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

         11.      Limitation on Number of Conversion Shares.

                  (a) Notwithstanding any other provision herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Series F Preferred Stock if

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



the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Series F Preferred Stock (the "Exchange Cap") without breaching the Company's obligations under the rules and regulations of The Nasdaq Stock Market, Inc., except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by applicable rules of The Nasdaq Sock Market, Inc., for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the shares of Series F Preferred Stock then outstanding; provided, however, that notwithstanding anything herein to the contrary, the Company will issue such number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock at the then current Conversion Price up to the Exchange Cap. Until such approval or written opinion is obtained, no holder of Series F Preferred Stock pursuant to the 6% Series F Convertible Preferred Subscription Agreement ("Purchase Agreement") shall be issued, upon conversion of Series F Preferred Stock, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of shares of Series F Preferred Stock issued to such holder pursuant to the Purchase Agreement and the denominator of which is the aggregate amount of all the shares of Series F Preferred Stock issued to all holders pursuant to the Purchase Agreement (the "Cap Allocation Amount"). In the event that any holder of Series F Preferred Stock shall convert all of such holder's shares of Series F Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Series F Preferred Stock on a pro rata basis in proportion to the number of shares of Series Preferred Stock then held by each such holder.

                  (b) On each Conversion Date, the number of shares of Common Stock underlying the Series F Preferred Stock to be issued to each holder (not including the outstanding shares of Series F Preferred Stock or the unissued shares of Common Stock underlying the Series F Preferred Stock not to be issued on such Conversion Date) will not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned of record by such holder, would result in such holder owning more than 4.99% of all of such Common Stock as would be outstanding on such Conversion Date. The foregoing limitation shall not apply in the event of an automatic conversion pursuant to subparagraph 5(c).

         12.      Ranking.

                  The Series E Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to any of the (i) Common Stock, (ii) series F Preferred Stock and (iii) any other class or series of stock of the Company which by its terms ranks junior to the Series E Preferred Stock.

Signed and attested to on August 11, 1999.


                                                      /s/ George Febish
                                                      --------------------------
                                                      George Febish, President



Attest:

 /s/ David E. Y. Sarna
-------------------------------------
     David E.Y. Sarna, Secretary
     Signed on August 11, 1999

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

                (To be Executed by the Registered Holder in order
                    to Convert the Series F Preferred Stock)


The undersigned hereby irrevocably elects to convert ___ shares of Series F Preferred Stock, Certificate No. ___ (the "Preferred Stock") into shares of Common Stock of OBJECTSOFT CORPORATION (the "Company") according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that

         (i) All offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series F Preferred Stock shall be made in compliance with Regulation D, pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to registration of the Common Stock under the Act, subject to any restrictions on sale or transfer set forth in the purchase agreement between the Company and the original holder of the Certificate submitted herewith for conversion.

         (ii) Upon conversion pursuant to this Notice of Conversion, the undersigned will not own of record (within the meaning of the Securities Exchange Act of 1934, as amended) 4.99% or more of the then issued and outstanding shares of the Company.


         ___________________                  ________________________________
         Date of Conversion                   Applicable Conversion Price

         ________________________________     ________________________________
         Number of shares of Common Stock     $ Amount of Conversion
         issuable upon Conversion

         ________________________________     __________________________________
         Signature                            Name and Title


Address:                                         Delivery of Shares to: